Exhibit 16.1

March 27, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read Item 4.01 of Form 8-K dated March 27, 2006, of Old Second Bancorp, Inc. and are in agreement with the statements contained in the paragraphs four and five on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

Chicago, Illinois